Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2008, relating to the consolidated financial statements and effectiveness of Citizens & Northern Corporation and subsidiaries’ internal controls over financial reporting, included in Form 10-K of Citizens & Northern Corporation and subsidiaries for the year ended December 31,2007, and all references to our firm included in the Registration Statement.
/s/ Parente Randolph, LLC
Williamsport, Pennsylvania
February 13, 2009